CONFIDENTIAL

November 8, 2012

Stephen D. Seidel
214 Charles Road
San Antonio, Texas 78209

Re:    Agreement regarding Separation from Employment

Dear Steve:

As discussed, this letter confirms that your employment with Kinetic Concepts, Inc. (“KCI”) and any of its affiliates and subsidiaries will end close of business on November 8, 2012 (the “Termination Date”). In connection with the separation, and your agreements set forth herein, KCI will provide you with the payments and benefits set forth in Section 7 below (the “KCI Consideration”). This letter will confirm our compromise and settlement of all the matters we discussed, as set forth herein.

1.
Release. You agree that in exchange for the KCI Consideration, you will release any and all claims you may have against Kinetic Concepts, Inc., its affiliates, subsidiaries, directors, officers, employees, trustees, agents, stockholders, representatives and/or attorneys (“KCI” or the “Releasees”). With full understanding of the contents and legal effects of this agreement, you individually and on behalf of your spouse, heirs, executors, dependents and successors, and each of them (“Releasors”), hereby knowingly and voluntarily waive and release any claim against the Releasees relating to salary, commissions, wages, benefits, stock, stock options, severance pay, bonuses, sick leave, workers’ compensation benefits, holiday pay, vacation pay, agreements, and any other claims or causes of action, attorneys’ fees, damages or any other alleged liability arising out of or in any way connected this agreement, your employment relationship with KCI, your separation from employment, and any other transaction, occurrence, act or omission prior to the date of this agreement between you and the Releasees, including any entitlements you may have pursuant to the Executive Retention Agreement dated February 21, 2007, by and between you and KCI, as amended (the “Retention Agreement”) and the Stay Bonus Letter dated January 26, 2012, by and between you and KCI, as amended (the “Stay Bonus Letter”).

This release also includes any cause of action you may have based upon public policy, claims involving discrimination or harassment of any form (including, without limitation, sex, race, national origin, age, religion or disability), or retaliation. This release further covers any claim you may have under the Equal Pay Act, the Fair Labor Standards Act, the Family and Medical Leave Act, Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, the Texas Commission on Human Rights Act, the Americans with Disabilities Act, Texas Workers’ Compensation Act or any other similar federal, state or local law or regulation and any claim for salary, wages, commissions severance pay, bonus, sick leave, holiday pay, vacation pay, life insurance, health or medical insurance or any other fringe benefits.

You knowingly and voluntarily waive any possible rights or claims you may have against KCI under the Age Discrimination in Employment Act and similar state or local statute, and you understand and agree that:

A.this waiver is written in a manner that you understand;
B.you are not waiving any claims against KCI (i) that may arise after this agreement is executed, (ii) that are for entitlements under this agreement, (iii) that relate to your former status as a stockholder of KCI, or (iv) for rights to indemnification or coverage under officer and director liability policies (including under the Agreement and Plan of Merger, dated as of July 12, 2011, by and among KCI, Chiron Holdings, Inc. and Chiron Merger Sub, Inc. (the “Merger Agreement”));
C.the KCI Consideration is in addition to any other consideration or benefits owed to you by KCI;
D.you have the right and have had the opportunity to consult with an attorney of your choice regarding the terms of this agreement;
E.you have twenty-one (21) days to consider the terms of this agreement and whether you will execute it; and
F.this agreement will only become effective or enforceable if you execute it timely and do not revoke it during the seven (7) day revocation period.

2.
Non-Compete. In exchange for the KCI Consideration, and because of your position as an executive with the Company and your close contact with many confidential affairs of KCI, you agree that for a period of two (2) years from the Termination Date you will not, alone or as an officer, director, stockholder (except for investments in securities of publicly traded companies that are not in excess of one percent (1%) of such entity’s securities), be a partner, associate, employee, agent, principal, or in any other capacity, participate with or become associated with any person, firm, partnership, corporation or other entity that is primarily engaged in the marketing, rental or sale of specialized therapeutic support systems including hospital beds, mattress replacement systems, overlays and patient mobility devices.

3.
Non-Solicitation. You agree that for a period of one (1) year from the Termination Date, you will not directly or indirectly: (i) influence or attempt to influence customers or suppliers of the Company or any of its present or future subsidiaries or affiliates of the Company, either directly or indirectly, to divert their business to any other entity then in competition with the business of the Company or any subsidiary or affiliate of the Company, or (ii) solicit or attempt to solicit any of the employees, agents, or consultants of the Company out of their employment, contractual, or other relationship with the Company to work for any business, individual, partnership, firm or corporation.

4.	Confidentiality.

a.    In exchange for the KCI Consideration provided pursuant to this agreement, and because of your position as an executive in the Company and your close contact with many confidential affairs of KCI, including all matters related to KCI’s business, such as information concerning customers, business plans, costs, profits, markets, operations, sales, trade secrets, and plans for future developments and any other proprietary information which is not publicly available, which information was imparted to you because of and during your employment by KCI (hereinafter collectively referred to as “Confidential Matters”), you agree at all times to protect from damage or destruction and to keep secret and confidential all Confidential Matters of

KCI. Additionally, you agree not to disclose any Confidential Matters to anyone outside of KCI or otherwise use those Confidential Matters or your knowledge of the Confidential Matters for you own benefit or for the benefit of any other person other than KCI.

b.    You agree to deliver promptly to KCI upon the termination of your employment for any reason, all property of KCI, whether or not such property constitutes Confidential Matters, including, but not limited to, documents, contracts, agreements, plans, books, notes, customer lists, memoranda, notices, records, calendars, reports, recordings, hardware, software, electronically stored data and all copies of the foregoing (in any storage media), as well as any other materials or equipment relating to or supplied to you by KCI which you may then possess or have under your control, whether directly or indirectly.

5.	Transition Services. You agree to be available to assist with any transition matters from the Termination Date through February 28, 2013.

6.
Cooperation. Upon reasonable request and subject to your other commitments, you agree that you will, at KCI's request, use reasonable efforts to cooperate with KCI in any regulatory or legal matter that involves KCI, or its then-current or former officers, directors, employees or agents about which you may have particular knowledge or information. To the maximum extent reasonably practicable, you may provide such cooperation telephonically. Your cooperation may include, but not be limited to, the following: (a) appearing for an interview; (b) answering all questions fully and truthfully: (c) appearing for depositions and/or at trial related to any claim, action or litigation in which KCI becomes a party; and (d) meeting with representatives of KCI to assist in preparation for such depositions and/or trials. In the event that travel (which travel shall be at a level commensurate with your previous employment level) or other expenses are incurred by you in connection with such cooperation or in the event your testimony is required, the reasonable travel costs and out-of-pocket expenses in connection therewith shall be paid or promptly reimbursed by KCI. If you are required to fulfill the obligations set forth in this Section 6 after February 28, 2013, solely in recognition of the value of your time, to the extent permitted by applicable law, KCI shall pay to you $250.00 per hour (including travel time); provided, however, that you shall not be required to answer any question that would require you to incriminate yourself and, provided, further, that should you be required to spend more than 4 hours in any given day fulfilling such obligations, KCI shall pay you for the greater of 8 hours or the numbers of hours actually spent by you fulfilling such obligations.

7.	KCI Consideration. In consideration for your agreements set forth herein, KCI will provide you with (subject to applicable withholding taxes):

(i)     a payment equal to $1,907,600 ($1,407,600 of which is attributable to the Retention Agreement and $500,000 of which is attributable to the Stay Bonus Letter), payable on November 16, 2012 (or if later, the date this agreement becomes irrevocable pursuant to Section 1(F) above);

(ii)     a payment equal to $157,000, payable on February 28, 2013; and

(iii)     if you timely elect COBRA health insurance continuation coverage, reimbursement of COBRA premiums for up to 18 months following the Termination Date.

8.
Accrued Obligations. In addition to the KCI Consideration, you shall be entitled to payment of any accrued salary through the Termination Date and vested benefits in accordance with the terms of KCI’s benefit plans.

9.
280G. You and KCI agree that (i) the payment in Section 7(i) attributable to the Stay Bonus Letter will not be a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended, in respect of the transactions consummated pursuant to the Merger Agreement, and (ii) the payment in Section 7(ii) attributable to the Retention Agreement will be reasonable consideration for, and not in excess of the value to KCI of, your agreement not to compete pursuant to this agreement, and therefore neither party will treat any such payment as parachute payment in respect of the transactions consummated pursuant to the Merger Agreement.

10.
Entire Agreement. This agreement shall constitute the entire agreement between you and KCI or its subsidiaries with respect to the subject matter hereof, and supersede any prior agreement with respect thereto, including, without limitation, the Retention Agreement and the Stay Bonus Letter. By signing this agreement below, you acknowledge that you have been advised by KCI to consult with your attorney prior to executing this it, and you further acknowledge that you fully understand the terms of this agreement, have not been compelled into signing it by anyone associated with KCI, and have entered into it voluntarily and of your own free will.

Please indicate your acceptance of this agreement by returning a signed copy to me no later than November 30, 2012. In the meantime, do not hesitate to contact me with any questions.

Sincerely,

/s/ David A. Lillback

David A. Lillback,
Senior Vice President, Human Resources
Kinetic Concepts, Inc.

UNDERSTOOD AND AGREED:

/s/ Stephen D. Seidel_    November 8, 2012
Stephen D. Seidel        Date

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